Exhibit 99.1

TO OUR SHAREHOLDERS

        As you will remember, we sold seven apartment communities during 2004 and 2005 for approximately $182 million. We distributed $36 million or $4.50 per share to you, our shareholders, and we reinvested a portion of the remaining proceeds in five land investments through tax-deferred exchanges. In addition, we own Northridge Parkway which we acquired in a previous transaction.

        These six land investments are the focus of our ongoing business plan. We own a total of 148 acres, which provides us the development and ownership opportunities for 1,558 residential housing units and 766,000 square feet of retail and office space with a total investment, including land, in excess of $250 million. In addition to our land investments, the company owns 403 residential units, four neighborhood retail centers, and an office building. A detailed listing of all the company’s properties can be found on pages 23 and 24 of the accompanying Form 10-K.

        During 2006, we made excellent progress preparing our land investments for construction. Final site plans and architectural renderings along with exterior elevations and floorplans are being designed. In addition, civil engineering is underway on all of our properties. Outlined below is a brief description of each property and the order in which we anticipate starting construction.

        Peachtree Parkway Our 23-acre Peachtree Parkway property is zoned for 292 residential housing units and is located directly across the street from the very exclusive Forum open-air mall, which consists of specialty retail, restaurants, and office. We estimate the total cost of this investment to be $58 million.

        Northridge Parkway Our Northridge property is an 11-acre site located in the new City of Sandy Springs, Georgia and is adjacent to our Northridge office building. The property is zoned for mixed-use and will include 220 residential housing units consisting of one and two-bedroom homes along with covered parking for the residents. We estimate the total cost of this investment to be $33 million.

        Highway 20 Our Highway 20 property is a 38-acre parcel of land that is zoned for 210 residential housing units. The property is located on Georgia Highway 20 at the intersection of Elm Street, just north of the City of Cumming’s town square, and is just three blocks from the

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elementary, middle, and high schools. We estimate the total cost of this investment to be $25 million.

        North Springs Our North Springs property is a 10-acre mixed-use development located on Peachtree Dunwoody Road across the street from the North Springs rail station in the affluent Perimeter Center submarket of Atlanta. The property is zoned for three individual buildings, which includes one building consisting of 236 residential housing units, a second building consisting of 120 condominium units, and a third building consisting of 210,000 square feet of office space. In addition, at the base of these three buildings will be 56,000 square feet of street-level retail space. We obtained our grading permit and removed approximately 12,000 truckloads or roughly 120,000 cubic yards of dirt from the property. We estimate the cost of the residential housing units and condominium units to be $71 million and the office and retail to be $52 million, which is equal to a total estimated cost for this investment of $123 million.

        Sawmill Village Our Sawmill Village property is a 22-acre parcel of land that is zoned for 154 residential housing units. The property is located at the intersection of Georgia Highway 9 and Old Atlanta Road in Forsyth County, an area that is experiencing rapid growth and increasing values. This community will be similar in size to Rosewood Plantation and Ivey Brook, two other 150-unit communities we previously developed and sold for a substantial return. We estimate the total cost of this investment to be $19 million.

        Westside Our 44-acre Westside property is located between Haynes Bridge and Mansell Road within a 220-acre master-planned development known as Westside, a new upscale mixed-use development. Westside includes condominiums, office space, retail, and retirement housing, as well as Encore Park for the Arts, a 27-acre arts complex that will include a performing arts center and a 12,000-seat amphitheater. Our land is zoned for 326 residential units and 500,000 square feet of university education or office. In addition, we have a right of first refusal to purchase an adjacent 7-acre parcel zoned for 105 residential units.

        The development of these six land investments continues our proven investment strategy of buying well-located land in high-growth neighborhoods, then developing, constructing, and managing these high-quality real estate assets.

        As we have done in the past, we will continue to . . .

•	Develop our land investments described above to their maximum quality and value.
•	Aggressively manage our completed and stabilized real estate assets.

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•	Sell real estate assets at the appropriate time and distribute the profits to you, our shareholders.
•	Operate our company in a conservative and safe manner in order to preserve and protect our investment.

        I look forward to seeing you at our annual meeting on August 28, 2007 to be held at the Crowne Plaza Ravinia in Atlanta.

/s/ Charles R. Roberts

Charles S. Roberts
Chief Executive Officer

        Although Roberts Realty believes the expectations reflected in the forward-looking statements in the letter above are based on reasonable assumptions, its actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: Roberts Realty may not be able to develop, construct, and lease its residential communities and other properties as soon as it expects; construction and permanent debt financing for the projects may not be available as expected, or the financing may be available only on unfavorable terms; Roberts Realty may encounter unexpected construction problems or delays; market and economic conditions may be unfavorable for the development of Roberts Realty’s residential communities and other properties; and increased competition may limit the rents Roberts Realty can charge and collect. For more information about other risks and uncertainties Roberts Realty faces, please see the section in Roberts Realty’s most recent annual report on Form 10-K entitled “Risk Factors.”

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